DOUBLELINE EQUITY FUNDS

FIRST AMENDMENT TO THE

CUSTODY AGREEMENT

THIS FIRST AMENDMENT, dated as of November 20, 2013, to the Custody Agreement dated as of March 1, 2013 (the “Agreement”), is entered into by and between DOUBLELINE EQUITY FUNDS, a Delaware statutory trust, (the “Trust”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the term of the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

Article XIII, Section 13.01, Effective Period is superseded and replaced with the following:

13.01 Effective Period. This Agreement shall become effective as of the date first written above and will continue in effect through December 31, 2014.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

DOUBLELINE EQUITY FUNDS		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Ronald R. Redell	By:	/s/ Michael R. McVoy
Name: Ronald R. Redell		Name: Michael R. McVoy
Title: President		Title: Senior Vice President

11/2013	1